Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-69572

          PROSPECTUS SUPPLEMENT TO THE PROSPECTUS DATED OCTOBER 9, 2001
                                       OF
                               MIRANT CORPORATION

                                   RELATING TO
                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                   2.5% CONVERTIBLE SENIOR DEBENTURES DUE 2021


The Prospectus dated October 9, 2001 ("the Prospectus") relating to resales by selling securityholders of Mirant Corporation's 2.5% Convertible Senior Debentures Due 2021 is hereby supplemented by amending the "Recent Developments" section on page 7 thereof by inserting the following developments at the conclusion of that section:

Sale of Bewag: On December 3, 2001, we announced that we had entered an agreement in which Vattenfall will buy Mirant's 44.8% ownership position in Bewag, located in Berlin, Germany, for $1.63 billion. The sale is contingent on approval by relevant anti-trust authorities.

Exposure to Enron: We incorporate by reference the information furnished by us on Form 8-K, Item 9, on December 5, 2001.

Moody's Rating Downgrade: On December 19, 2001, Moody's Investor Service lowered its rating on our senior unsecured debt from Baa2 to Ba1 and commercial paper from Prime 2 to Not Prime. Moody's also lowered its rating on the following of our subsidiaries or subsidiary issues: Mirant Americas Energy Marketing L.P., Mirant Trust I and Mirant Americas Generation, LLC. We are in the process of evaluating the impact of this action on our business.


The   Prospectus   is  also  hereby   supplemented   by  amending  the  "Selling
Securityholders" section on page 36 thereof by inserting the following as new selling securityholders:



                                                                                Number of
                                             Aggregate                          Shares of
                                          Principal Amount                      Associated
                                          of Debentures At  Total Percentage   Common Stock  Total Percentage
             Name of Selling                  Maturity       of Debentures         that       of Common Stock
             Securityholder               that May be Sold    Outstanding    May be Sold(1)   Outstanding(2)
             --------------               ----------------    -----------    ---------------  ---------------
   Starvest Managed Portfolio                    $40,000            *               589                *
   State of Florida Division of Treasury      $1,275,000            *            18,764                *
   Allstate Life Insurance Company            $2,000,000            *            29,433                *

*      Indicates ownership of less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion rate of
14.7167 shares of common stock per $1,000 principal amount at maturity of the debentures, rounded down to the nearest whole number of shares. However, this conversion rate is subject to adjustment as described under "Description of Debentures - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 340,351,333 shares of common stock outstanding as of October 3, 2001. Pursuant to that rule, in calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures but did not assume conversion of any other holder's debentures.

None of the selling securityholders have held any principal position, office or had any other material relationship within the past three years with us or our predecessors or affiliates.


The Prospectus is also hereby supplemented by amending the "Underwriters" section on page 37 thereof by inserting the following, each as an affiliate of one or more registered broker-dealers: Starvest Managed Portfolio, State of Florida Division of Treasury and Allstate Life Insurance Company.


                  Prospectus Supplement dated December 19, 2001



                                  End of Filing